Exhibit 99.1

News Release

Contact:	Karin Demler, Investor Relations, 615-263-3005
Steve Owen, Media, 615-263-3107

CCA ANNOUNCES DAVID GARFINKLE TO SUCCEED

TODD MULLENGER AS CHIEF FINANCIAL OFFICER

NASHVILLE, TN — April 10, 2014 — CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s largest owner of partnership correctional and detention facilities, announced today that David Garfinkle, who currently serves as the Company’s Vice President of Finance and Controller, has been selected by the Board of Directors to succeed Todd Mullenger as the Company’s Chief Financial Officer effective May 1, 2014. Mullenger has decided to step down as CFO, but will remain with the Company for a two-year period to assist in the transition and to assist in various projects.

Commenting on the transition, Damon Hininger, the Company’s President and Chief Executive Officer said, “On behalf of the Board of Directors and management, we thank Todd for his contributions and service to our company as CFO over the last seven years and as Vice President of Treasury and Finance for the eight years prior serving as CFO. Among Todd’s many accomplishments during his tenure at CCA, is his development of a great finance and accounting team with the leadership and resources to continue his efforts. Todd was instrumental in leading our successful conversion to a REIT and strengthening our balance sheet. We are grateful for all of Todd’s efforts and look forward to his continued contributions as Special Assistant to the CEO.”

Hininger continued, “Dave Garfinkle has both the knowledge and the financial expertise to succeed Todd. He is a strong, ethical leader, and I admire the way he incorporates our CCA Way values into his daily leadership style. In his thirteen years with CCA, Dave has been exposed to all aspects of the organization and brings a wealth of institutional knowledge to the role. We look forward to his leadership as Chief Financial Officer.”

Mullenger added, “My decision to step down as CFO was not easy, as I believe the Company has a great future. There comes a time, however, when personal interests and the flexibility to spend more time with family need to be a priority, resulting in my decision. I have worked closely with Dave on a variety of transactions and initiatives over the past thirteen years. Dave was instrumental in assisting with the REIT conversion and I have the utmost confidence in his ability to take over my role as CFO.”

Garfinkle, 46, is a CPA, and graduated summa cum laude with a bachelor of business administration degree from St. Bonaventure University. Garfinkle joined CCA as Vice

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

President, Finance in February 2001. From 1996 to 2001, Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded, $1 billion real estate investment trust located in Chicago, Illinois. Prior to joining Bradley Real Estate, Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP in Boston, Massachusetts for seven years.

ABOUT CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently own or control 52 correctional and detention facilities and manage 13 additional facilities owned by our government partners, with a total design capacity of approximately 86,500 beds in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential, community re-entry and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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